Exhibit 99.1

BioScrip Reports First Quarter 2017 Financial Results

Q1 Consolidated Revenue of $217.8 Million, loss from continuing operations net of income taxes of $19.0 million and Adjusted EBITDA of $5.2 Million

DENVER, CO, May 4, 2017 – BioScrip, Inc. (NASDAQ: BIOS) (“BioScrip” or the “Company”) today announced its first quarter 2017 financial results. For the first quarter, the Company reported revenue from continuing operations of $217.8 million, net loss from continuing operations of $19.0 million, and adjusted EBITDA of $5.2 million, in line with the Company’s plan. For the full-year 2017, the Company continues to expect to achieve adjusted EBITDA in the range of $45.0 million to $55.0 million.

First Quarter 2017 Results

•	Net revenue was $217.8 million, reflecting a core revenue mix increase to 72%, up from 60% in the first quarter of 2016, and 70% in the fourth quarter of 2016;

•	Gross profit margin increased to 30.1%, up from 26.9% in the first quarter of 2016, reflecting the positive impacts from increased core product mix, Home Solutions synergies, and other cost reductions;

•	The Company remains on track to achieve the previously announced $17.0 million in Home Solutions synergies and other incremental annualized cost reductions of $23.0 to $25.0 million, by the end of 2017;

•	Consolidated loss from continuing operations, net of income taxes, was $19.0 million, an increased loss of $9.2 million from the first quarter of 2016. The increased loss was primarily driven by the negative impact of the Cures Act, plus additional depreciation, amortization and interest expense, offset partially by higher gross margins resulting from increased core product mix, Home Solutions synergies, and other cost reductions;

•	Consolidated Adjusted EBITDA was $5.2 million, as compared to $7.4 million in the first quarter of 2016. This expected decrease was primarily driven by the negative impact of the Cures Act, offset partially by higher gross margins resulting from increased core product mix, Home Solutions synergies, and other cost reductions;

•	As of March 31, 2017, the Company had $16.0 million of cash and it was in full compliance with its bank covenants.

“I am pleased with our Company’s first quarter performance, which was in line with our plan. Our sales team met our revenue target for the quarter and continued to increase our core revenue mix. In addition, our gross profit margin improved 320 basis points year over year and adjusted EBITDA met our expectations, driven by improved core revenue mix, supply chain efficiencies and cost-structure improvements,” said Daniel E. Greenleaf, President and Chief Executive Officer. “We also successfully completed the integration of the Home Solutions business and we remain on track to realize the full $17.0 million of cost synergies and incremental $23.0 million to $25.0 million in cost savings.”

2017 Guidance

The Company is reiterating its prior guidance of adjusted EBITDA in the range of $45.0 million to $55.0 million for full-year 2017. This guidance incorporates the estimated negative impact of the Cures Act legislation and the Company’s estimates regarding its contract with UnitedHealthcare. The Company continues to evaluate the impact of the UnitedHealthcare contract on its 2017 revenue and will provide updated 2017 revenue guidance at the appropriate time.

Conference Call and Presentation

BioScrip will host a conference call and live webcast, May 4, 2017, at 9:00 a.m. Eastern Time, to discuss its first quarter 2017 financial results. Interested parties may participate by dialing 888-372-9592 (US) or by accessing a link on the Company's website at www.bioscrip.com.

A replay of the conference call will be available for two weeks after the call's completion by dialing 855-859-2056 (US) and entering conference call ID number 8579499. An audio webcast and archive will also be available for 30 days under the "Investor Relations" section of the Company's website.

About BioScrip, Inc.

BioScrip, Inc. is the largest independent national provider of infusion and home care management solutions, with approximately 2,500 teammates and nearly 80 service locations across the U.S. BioScrip partners with physicians, hospital systems, payors, pharmaceutical manufacturers and skilled nursing facilities to provide patients access to post-acute care services. BioScrip operates with a commitment to bring customer-focused pharmacy and related healthcare infusion therapy services into the home or alternate-site setting. By collaborating with the full spectrum of healthcare professionals and the patient, BioScrip provides cost-effective care that is driven by clinical excellence, customer service, and values that promote positive outcomes and an enhanced quality of life for those it serves.

Investor Contacts:

Stephen Deitsch	David Clair
Chief Financial Officer & Treasurer	ICR, Inc.
T: (720) 697-5200	T: (646) 277-1266
stephen.deitsch@bioscrip.com	david.clair@icrinc.com

Forward-Looking Statements – Safe Harbor

This press release includes statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding 2017 guidance, projections of certain measures of the Company's results of operations, projections of future levels of certain charges and expenses, expectations of Home Solutions cost synergies and incremental cost structure improvements and other statements regarding the Company's financial improvement plan and strategy and anticipated effects of the Cures Act and the UnitedHealthcare contract. You can identify these statements by the fact that they do not relate strictly to historical or current facts. In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "outlook," "aim," "intend," "plan," "believe," "predict," "potential," "continue" or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from those in the forward-looking statement include but are not limited to risks associated with: the Company’s ability to successfully integrate the Home Solutions business into its existing businesses; the Company’s ability to grow its core Infusion revenues; the Company's ability to continue to execute its financial improvement plan to reduce operating costs and focus its business on its Infusion Services segment; the Company’s ability to evaluate opportunities for improvement and implement solutions as part of its strategic review process; the Company’s ability to comply with the covenants in its debt agreements or obtain amendments to such covenants; the UnitedHealthcare contract termination, including potential accounting charges and impacts on other contract provisions and their associated revenue; the success of the Company’s initiatives to mitigate the impact of the Cures Act on its business; reductions in federal, state and commercial reimbursement for the Company's products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company's situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

Note Regarding Use of Non-GAAP Financial Measures

In addition to reporting financial information in accordance with generally accepted accounting principles (GAAP), the Company is also reporting Adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of the Company’s liquidity. In addition, the Company's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, income tax expense, depreciation and amortization, impairment of goodwill, stock-based compensation expense, and restructuring, integration and other expenses. As part of restructuring, the Company may incur significant charges such as the write down of certain long−lived assets, temporary redundant expenses, retraining expenses, potential cash bonus payments and potential accelerated payments or terminated costs for certain of its contractual obligations. Management believes that Adjusted EBITDA provides useful supplemental information regarding the performance of BioScrip’s business operations and facilitates comparisons to the Company’s historical operating results. For a full reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure, please see the attachment to this earnings release.

Schedule 1

BIOSCRIP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share amounts)

	March 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$15,969	$9,569
Restricted cash	5,132	-
Receivables, less allowance for doubtful accounts of $44,061 and $44,730 as of March 31, 2017 and December 31, 2016, respectively	109,477	111,811
Inventory	30,549	36,165
Prepaid expenses and other current assets	14,896	18,507
Total current assets	176,023	176,052
Property and equipment, net	30,416	32,535
Goodwill	365,947	365,947
Intangible assets, net	27,858	31,043
Other non-current assets	2,173	2,163
Total assets	$602,417	$607,740
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Current portion of long-term debt	$22,426	$18,521
Accounts payable	47,446	59,134
Amounts due to plan sponsors	4,444	3,799
Accrued interest	5,549	6,705
Accrued expenses and other current liabilities	41,867	42,191
Total current liabilities	121,732	130,350
Long-term debt, net of current portion	450,072	433,413
Deferred taxes	2,900	2,281
Other non-current liabilities	1,180	1,257
Total liabilities	575,884	567,301

Series A convertible preferred stock, $.0001 par value; 825,000 shares authorized; 21,645 shares issued and outstanding as of March 31, 2017 and December 31, 2016; and, $2,677 and $2,603 liquidation preference as of March 31, 2017 and December 31, 2016, respectively	2,549	2,462
Series C convertible preferred stock, $.0001 par value; 625,000 shares authorized; 614,177 shares issued and outstanding as of March 31, 2017 and December 31, 2016; and $77,632 and $75,491 liquidation preference as of March 31, 2017 and December 31, 2016, respectively	71,842	69,540
Stockholders' (deficit) equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	-	-
Common stock, $.0001 par value; 250,000,000 shares authorized; 120,982,543 and 117,682,543 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	12	12
Additional paid-in capital	614,977	611,844
Accumulated deficit	(662,847)	(643,419)
Total stockholders' deficit	(47,858)	(31,563)
Total liabilities and stockholders' deficit	$602,417	$607,740

Schedule 2

BIOSCRIP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ending March 31,
	2017	2016

Net revenue	$217,810	$238,462
Cost of revenue (excluding depreciation expense)	152,226	174,230
Gross profit	65,584	64,232
% of revenues	30.1%	26.9%

Other operating expenses	44,358	39,658
Bad debt expense	7,164	7,592
General and administrative expenses	9,479	11,051
Restructuring, acquisition, integration, and other expenses, net	3,223	2,667
Depreciation and amortization expense	6,988	4,538
Interest expense	12,744	9,412
Gain on dispositions	-	(939)
Loss from continuing operations, before income taxes	(18,372)	(9,747)
Income tax expense	619	23
Loss from continuing operations, net of income taxes	(18,991)	(9,770)
Income (loss) from discontinued operations, net of income taxes	(437)	233
Net loss	$(19,428)	$(9,537)
Accrued dividends on preferred stock	(2,214)	(1,998)
Deemed dividend on preferred stock	(174)	(172)
Loss attributable to common stockholders	$(21,816)	$(11,707)

Denominator - Basic and Diluted:
Weighted average number of common shares outstanding	118,783	68,771

Loss from continuing operations, basic and diluted	$(0.18)	$(0.17)
Income from discontinued operations, basic and diluted	-	-
Loss per common share, basic and diluted	$(0.18)	$(0.17)

Schedule 3

BIOSCRIP, INC. AND SUBSIDIARIES

QUARTERLY RECONCILIATION BETWEEN GAAP AND NON-GAAP MEASURES

(in thousands)

	Three Months Ended
	3/31/2017	3/31/2016
Adjusted EBITDA by Segment:
Infusion Services Adjusted EBITDA	$14,062	$16,982
Adjusted EBITDA margin %	6.5%	7.1%
Corporate Overhead Adjusted EBITDA	(8,885)	(9,577)
Adjusted EBITDA margin %	(4.1%)	(4.0)%

Consolidated Adjusted EBITDA	5,177	7,405
Adjusted EBITDA margin %	2.4%	3.1%

Interest expense	(12,744)	(9,412)
Gain on dispositions	-	939
Income tax expense	(619)	(23)
Depreciation and amortization expense	(6,988)	(4,538)
Stock-based compensation (expense) benefit	(594)	(1,474)
Restructuring, acquisition, integration, and other expenses, net (1)	(3,223)	(2,667)
Loss from continuing operations, net of income taxes	$(18,991)	$(9,770)

General and Administrative Expenses on Face of Income Statement:
Corporate overhead adjusted EBITDA	$(8,885)	$(9,577)
Stock-based compensation (expense)	(594)	(1,474)
General and administrative expenses	$(9,479)	$(11,051)

(1) Restructuring, acquisition, integration and other expenses, net include costs associated with restructuring, acquisition, and integration initiatives such as employee severance costs, certain legal and professional fees, redundant wage costs, impacts recorded from the change in contingent consideration obligations, and other costs related to contract terminations and closed locations.

Schedule 4

BIOSCRIP, INC AND SUBSIDIARIES

CONSOLIDATED CONDENSED CASH FLOWS

(in thousands)

	Three Months Ended
	3/31/2017	3/31/2016
Cash flows from operating activities:
Net loss from continuing operations	$(18,991)	$(9,770)
Receivables, net of bad debt expense	2,333	(4,417)
Inventory	5,616	13,867
Prepaid expenses and other assets	3,601	7,897
Accounts payable	(11,688)	(11,995)
Accrued interest	(1,157)	(4,630)
Accrued expenses and other liabilities	244	(2,227)
Non-Cash Adjustments:
Depreciation and amortization	6,988	4,538
Deferred taxes	619	174
Other Non-Cash	1,839	1,589
Operating Cash Flow (Use)	(10,596)	(4,974)
Discontinued operations	(437)	(5,989)
Capital expenditures	(1,684)	(2,429)
Investment in restricted cash	(5,132)	-
Proceeds from dispositions	-	1,105
Proceeds from priming credit agreement, net	23,060	-
Proceeds from private placement, net	5,052	-
Term note (repayments)	(3,137)	(3,137)
Revolver (repayments)	(437)	8,000
Deferred financing costs and other	(289)	(104)
Total All Cash Flow	$6,400	$(7,528)

Schedule 5

BIOSCRIP, INC AND SUBSIDIARIES

FULL YEAR 2017 GUIDANCE

(dollars in millions, except EPS)

	Low End	High End
	of Range	of Range

Adjusted EBITDA	$45.0	$55.0

Stock Compensation	3.0	2.5
Depreciation & Amortization	27.0	25.0
Interest Expense, net	52.0	49.0
Restructuring Costs	4.0	3.0
Income Tax Expense	3.0	2.0
Preferred Stock Dividends	9.4	9.4
Net Loss - Continuing Ops	$(53.4)	$(35.9)

Diluted Loss Per Common Share	$(0.45)	$(0.30)

weighted-average diluted shares	118,000	118,000